CIB Marine Bancshares, Inc. Discusses Status of Trust Preferred Securities Consent Solicitation

Pewaukee, Wisconsin – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) announced today that it is continuing its efforts to secure a favorable vote on its previously-announced proposal to restructure debt the Company issued in conjunction with its trust preferred securities offerings. John P. Hickey, Jr., President and CEO of CIB Marine said that although the Company has had some encouraging discussions with several of the trust preferred securities holders, it is too soon to tell how the vote will come out.

CIB Marine today filed a Form 12b-25 (notice of late filing) with the SEC indicating that it had delayed filing of its 2008 Annual Report on Form 10-K, but anticipates filing the report by April 15. The Form 12b-25 notice also discusses the Company’s expected financial results for 2008. “Because of the monumental impact to us of the outcome of the consent solicitation,” Hickey said, “we decided to temporarily delay the filing of our Form 10-K so that we can hopefully provide more context as to where the Company has been and where it is going.”

Although CIB Marine initially gave the trust preferred securities holders until April 10, 2009 to vote on the restructuring proposal, Hickey said that the Company is prepared to extend that deadline if it believes it will help secure a favorable vote.

Hickey stated that “the consent solicitation is a critical step to increasing the company’s capital and ultimately giving us the chance to return to profitability.”

“The challenges facing us are at the holding company level, and are related to the trust preferred securities issued by the company several years ago. We have been fortunate that our banks have been able to avoid the capital problems that many other banks have experienced in recent months.”

CIB Marine is the parent company of Marine Bank (Wisconsin), and Central Illinois Bank (Illinois). Hickey emphasized that the capital at both of the banks exceeds all regulatory thresholds for “well-capitalized” institutions.

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2007 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.